AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                              SPECTRASCIENCE, INC.

         The Articles of Incorporation of SpectraScience, Inc., as amended, are hereby amended and restated in their entirety to read as follows:

                      ARTICLE I. NAME AND REGISTERED OFFICE

         1.01     Name.  The name of this Corporation is SpectraScience, Inc.

         1.02 Registered Office. The location and post office address of the registered office of this Corporation in the State of Minnesota is 4800 Wells Fargo Center, 90 South Seventh Street, Minneapolis, MN 55402.

                       ARTICLE II. SHARES AND SHAREHOLDERS

         2.01 Numbers and Classes of Shares. This Corporation shall have the authority to issue an aggregate of 125,000,000 shares of capital stock, consisting of 100,000,000 shares of common stock, $.01 par value per share (the "Common Stock"), and 25,000,000 undesignated shares of capital stock, undesignated par value per share (the "Undesignated Stock"). The Undesignated Stock may be issued in one or more series as determined from time to time by the Board of Directors. Any series authorized for issuance by the Board of Directors may be senior to the Common Stock with respect to any distribution (as such term is defined in Section 302A.011, Subd. 10, Minnesota Statutes) if so designated by the Board of Directors upon issuance of the shares of that series. The Board of Directors is hereby granted the express authority to fix by resolution any other designations, powers, preferences, rights (including voting rights), qualifications, limitations or restrictions with respect to any particular series created from the Undesignated Stock prior to issuance thereof.

         2.02 Issuance of Shares. The Board of Directors shall have the authority to issue shares of a class or series to holders of shares of another class or series to effectuate share dividends, splits, or conversion of its outstanding shares.

         2.03 Preemptive Rights. No shareholder of the Corporation shall have any preemptive rights to subscribe for or purchase his, her or its proportionate share of any stock of the Corporation, now or hereafter authorized or issued.

         2.04 Cumulative Voting. No shareholder shall have the right to cumulate his, her or its votes in the election of directors or for any other purpose whatsoever.

         2.05 Shares Outstanding as of the Date of this Restatement. Effective with the filing of these Amended and Restated Articles of Incorporation, the par value of all outstanding Common Stock shall be reduced from $.25 to $.01 per share and all such shares shall be "Common Stock" as described in Section 2.01 above.

                           ARTICLE III. WRITTEN ACTION

         Any action, other than an action requiring shareholder approval, required or permitted to be taken at a meeting of the Board of Directors of this Corporation may be taken by written action signed by the number of directors required to take the same action at a meeting of the Board of Directors at which all directors were present. Any action requiring shareholder approval required or permitted to be taken at a meeting of the Board of Directors of this Corporation may be taken by written action signed by all of the directors.

                  ARTICLE IV. LIMITATION ON DIRECTORS LIABILITY

         A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for (i) liability based on a breach of the duty of loyalty to the Corporation or the shareholders; (ii) liability for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) liability based on the payment of an improper dividend or an improper repurchase of the Corporation's stock under Minnesota Statutes
Section 302A.559 or on violations of Minnesota state securities laws (Minnesota Statutes, Section 80A.23); (iv) liability for any transaction from which the director derived an improper personal benefit; or (v) liability for any act or omission occurring prior to the date this Article IV becomes effective. If the Minnesota Business Corporation Act is hereafter amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Minnesota Business Corporation Act. Any repeal or modification of this Article by the shareholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification. The provisions of this Article IV shall not be deemed to limit or preclude indemnification of a director by this Corporation for any liability of a director which has not been eliminated by the provisions of this Article IV.

         The foregoing restated Articles of Incorporation supersede the original Articles of Incorporation and all amendments to them.

         I swear that the foregoing is true and accurate and that I have authority to sign these Articles of Amendment on behalf of the Corporation.


                                           SPECTRASCIENCE, INC.


Dated:  __________________, 2004           By
                                             -----------------------------------
                                             Its
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